5






             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT


              Pursuant to Section 13 or 15 (d)
           of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)
                       November 1,1996


               PIKEVILLE NATIONAL CORPORATION
   (Exact name of registrant as specified in its charter)

     Kentucky             0-11129            61-0979818
     (State or other    (Commission       (IRS Employer
     jurisdiction of    File Number)     Identification
     incorporation)                           No.)

     208 North Mayo Trail
     Pikeville, Kentucky                          41501
     (Address of principal executive offices)     (Zip Code)

     Registrant's telephone number, including area code:
(606) 432-1414

                       Not Applicable
     (Former name or former address, if changed since last report)

Item 5. Resignation of Director, Chief Executive Officer and
President

     Terry N. Coleman resigned as a Director and from the offices of Chief Executive Officer and President of Pikeville National Corporation effective November 1, 1996.

     See Exhibit 5.

                         Signatures

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             Pikeville National Corporation




November 4, 1996             By:  Richard M. Levy
                             Richard M. Levy
                             Executive Vice President
                             Chief Financial Officer

                      INDEX TO EXHIBITS


Exhibit                                       Sequentially Numbered Page

5         Pikeville National Corporation                 5
          Press Release dated November 1, 1996

Exhibit 5

FOR IMMEDIATE RELEASE
November 1, 1996

FOR  ADDITIONAL  INFORMATION PLEASE CONTACT BURLIN  COLEMAN,
CHAIRMAN, PIKEVILLE NATIONAL CORPORATION AT (606) 437-3276

     Terry Coleman, President and C.E.O. of Pikeville National Corporation resigned his position to be effective November 1, 1996, to pursue other personal opportunities. Mr. Coleman became Chief Executive Officer of the Corporation on January 1, 1995.

     Mr. Coleman stated, "Decisions such as these are always extremely difficult, but my family and I feel comfortable with the road we're taking and are excited about our future. Pikeville National has been the focus of my life for the last 14 years, but the fact that the company is enjoying record profitability and has tremendous potential makes it an opportune time for me to turn over my responsibilities to an extremely talented management team and staff.

     The Board elected Burlin Coleman, Chairman of the Board, to the additional office of President and Chief Executive Officer to serve until a successor is named. Mr. Coleman retired as the Chief Executive Officer on December 31, 1994, but continued to serve as the board's chairman.

     Burlin Coleman said, "The corporation will continue the process of consolidation of operations and merger of its affiliate banks. The merger of the banks will take place on January 1, 1997, as scheduled. The consolidation of operations is scheduled to be completed by the end of 1997. The name of the corporation changes to Community Trust Bancorp, Inc., and most of its affiliate banks will change to Community Trust Bank, NA on January 1, 1997, as scheduled."

     Burlin Coleman added, "The Board accepted Terry's resignation reluctantly. Terry has served the corporation with dedication and vision. We regret he is leaving and wish him the utmost success as he pursues new opportunities."